Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Second Quarter Fiscal 2012

Earnings rise to $10.0 million or $3.10 per share from $2.7 million or 88 cents in Q2 2011

Storm Lake, Iowa – May 10, 2012, Meta Financial Group, Inc. ® (MFG, the “Company”)

Highlights for the fiscal 2012 second quarter ended March 31, 2012

•
Meta Financial Group 2012 fiscal second quarter net earnings totaled $10.0 million versus $2.7 million in last year’s second fiscal quarter.  Excluding the securities gain described below as well as security gains recorded in the prior year fiscal second quarter, current period earnings were $2.8 million compared to $2.3 million in the 2011 second quarter.

•	Sales of Ginnie Mae (GNMA) securities completed in the fiscal second quarter resulted in a pre-tax gain of $11.4 million and $7.2 million after taxes.

•	The Meta Payment Systems (MPS) segment recorded 2012 second quarter earnings of $2.5 million compared to:

-	$2.2 million for the 2011 second fiscal quarter
-	$1.9 million sequentially in the fiscal 2012 first quarter

•	The Traditional Bank (Retail Bank) segment recorded 2012 second quarter earnings of $7.6 million or $0.4 million, excluding the gain on sale of GNMA securities, compared to:

-	$0.7 million for the 2011 quarter
-	$1.3 million sequentially

•	Non-performing assets (NPA) were 0.59% of total assets compared to 1.24% at September 30, 2011, with continuing favorable comparison to industry averages of over 2.5%.

•
NPA will be reduced further with the post second quarter, (April) resolution of a $2.0 million bank-owned real estate property.  There will be an associated recovery of $1.1 million of interest and expenses that will be recorded as income in the third (June 30) fiscal quarter.

•
Second quarter MetaBank average deposits increased by $209.3 million, or 20%, from the prior year second fiscal quarter.  This resulted primarily from MPS low- and no-cost deposits growth of $209.0 million, or 24%.

•	Tangible book value per common share increased by 8% from September 30, 2011 to $26.71 per share at March 31, 2012.

•
On May 9th, MFG closed three private placements totaling approximately 640,000 new common shares at $20.60 per share representing 16.7% of outstanding shares after the issuance.  The transaction yielded aggregate gross proceeds of approximately $13.2 million

Meta Financial Group (NASDAQ: CASH – NEWS) reported net income for the 2012 fiscal second quarter of $10.0 million, or $3.10 per diluted share, compared to earnings of $2.7 million, or 88 cents per diluted share, for the prior year comparative period.  Excluding a $7.2 million after-tax gain on sales of GNMA securities, earnings for the three months ended March 31, 2012 would have been $2.8 million as compared to $2.3 million, excluding a $0.4 million after tax gain on sale of securities for the same period ended March 31, 2011.

Year-to-date net income for the six months ended March 31, 2012 was $13.1 million, or $4.09 per diluted share, compared to $3.5 million, or $1.11 per diluted share, for the prior year period.  Excluding the gain on GNMA securities sold, year-to-date earnings were $5.9 million, or $1.89 per diluted share.

Chairman, President and Chief Executive Officer J. Tyler Haahr commented, “We are pleased with the results we have achieved this quarter with both our Retail Bank and Meta Payment Systems segments and believe that both are well positioned at this juncture.  In addition, the trend of improvement in asset quality in the Retail Bank is expected to continue.  We continue to experience impressive growth in our MPS division.  A principal focus this fiscal year is to ensure that we are appropriately capitalized and that we have enhanced infrastructure to support our current momentum as well as expected opportunities for further growth.  To help finance such growth and ensure that our regulatory capital ratios remain at appropriate levels, MFG has recently raised approximately $13.2 million in new regulatory capital through three private placement transactions.  In addition to this new capital, our recent GNMA securities sales added $7.2 million of regulatory capital.

I have shared with you in the past, and continue to believe, that our growing portfolio of low- or no-cost deposits will serve us well in the future by earning more when short term interest rates return to more normal levels.”

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/2012	12/31/2011	3/31/2011	3/31/2012	3/31/2011
Net Interest Income - millions	$9.4	$8.6	$8.4	$18.1	$16.7
Non Interest Income - millions	26.8	15.7	19.5	42.5	34.8

Net Income - millions	10.0	3.1	2.7	13.1	3.5
Diluted Earnings per Share	3.10	0.97	0.88	4.09	1.11

Net Interest Margin	2.72%	3.02%	2.97%	2.85%	3.13%
Non-Performing Assets - % of Total Assets	0.59%	1.06%	1.54%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2012 second quarter was $37.1 million compared to $29.1 million for the same quarter last year.  The revenue increase in this quarter was largely driven from an increase in gains on sales of securities of $10.8 million.

Interest income increased by $0.7 million, or 8%, primarily due to increased average interest-earning assets of $243.3 million which was partially offset by a decrease in asset yields of 41 basis points.

Total revenue for the six months ended March 31, 2012 was $62.4 million compared to $54.0 million in 2011, an increase of $8.4 million or 16% due primarily to an increase in gains on sales of securities of $11.3 million which were partially offset by a decrease in card fees of $2.9 million.  Interest income increased by $0.7 million or 4%.

Net Interest Income

Net interest income for the fiscal 2012 second quarter was $9.4 million, up $1.0 million, or 12%, from the same quarter last year.  Net interest margin decreased from 2.97% in the 2011 second quarter to 2.72%; however, interest earning assets increased in the current year period.  Overall, asset yields declined by 41 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprised 60% of average interest-earning assets in the quarter compared to 48% one year ago.

Net interest income for the six months ended March 31, 2012 was $18.1 million, up $1.4 million or 8% higher than 2011.  Contributing to this gain was an 18 basis point decrease in rates paid on interest-bearing liabilities and an 18% increase in earning assets.  These factors were partially offset by overall asset yields that decreased 45 basis points.  The decrease was in large part due to the lower rate environment and to the ongoing shift in our asset mix to proportionately more government MBS and highly rated investment grade corporate bonds and fewer loans.  Since September 30, 2011, the book value of municipal and corporate bonds has increased from $28 million to $91 million, which will enhance earnings and provide diversification in the investment portfolio without creating undue credit risk.

Overall, cost of funds for all deposits and borrowings decreased by 15 basis points to 0.27% during the 2012 second quarter from 0.42% in the 2011 second quarter.  As of March 31, 2012, low- and no-cost checking deposits represented 91% of total deposits compared to 88% one year earlier.  This increase resulted primarily due to ongoing growth in non-interest bearing deposits from existing MPS programs.

The Company’s average interest-earning assets for the 2012 second quarter grew by $243.3 million, or 21%, to $1.39 billion, up from $1.15 billion during the same quarter last year.  This gain primarily reflects the increase in the securities portfolio as our government guaranteed MBS comprise 60% of average interest earning assets at March 31, 2012 compared to 48% one year earlier.

The Company’s average total deposits and interest-bearing liabilities for the 2012 second quarter increased $232.4 million, or 21%, to $1.35 billion from $1.11 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS generated non-interest bearing deposits, partially offset by a decrease in higher cost certificates of deposit of $8.0 million.

Non-Interest Income

2012 second quarter non-interest income of $26.8 million increased $7.3 million, or 38%, from the same quarter in 2011.  This increase was primarily due to an increase in gain on sale of securities of $10.8 million which was partially offset by a reduction in MPS fee income of $2.7 million and a partial write off on one commercial real estate owned property of $0.9 million.

Sales of the GNMA securities portfolio, with a book value of $307.9 million ($299 million par value), was completed in the fiscal second quarter and resulted in a pre-tax gain of $11.4 million.

Non-interest income for the six months ended March 31, 2012 increased $7.7 million, or 22%, over the same period in the prior year due primarily to the securities portfolio sales.  MPS fee income declined by $2.9 million, or 8.8%, due mainly to reduced tax-related prepaid card volume.

Non-Interest Expense

Non-interest expense decreased $3.1 million, or 13%, to $20.2 million for the 2012 second quarter as compared to $23.3 million for the same period in fiscal 2011.  Compensation expense was $8.1 million for the 2012 second quarter, $0.1 million, or 2%, lower than the same period in 2011.  At March 31, 2012 overall staffing was 1% lower than March 2011 due to the on-going focus on further streamlining operations at both the Retail Bank and MPS, while hiring continued in certain key areas.  Card processing expense declined by $3.1 million, or 38.7%, and due to lower tax-related prepaid card volume.

Fiscal year-to-date 2012 non-interest expense decreased by $5.9 million, or 13%, to $39.0 million from $44.9 million for the same period in fiscal year 2011.  Card processing expenses decreased $3.0 million primarily due to the aforementioned tax prepaid card program and personnel costs decreased by $0.8 million. Also, a goodwill impairment chargeoff of $1.5 million occurred in the prior fiscal year.

Credit Quality

Non-performing assets at March 31, 2012 were $9.4 million, down $6.5 million and representing 0.59% of total assets, compared to $15.9 million and 1.24% at September 30, 2011. There were no non-performing assets within the MPS segment at March 31, 2012.

Retail Bank non-performing loans totaled $6.4 million at March 31, 2012, representing 2.0% of total loans, compared to $13.2 million, or 4.1% of total loans at September 30, 2011.  This decrease from September 30, 2011 relates to one commercial loan relationship totaling $2.8 million, which was partially charged off, with the remaining $1.7 million being transferred to foreclosed real estate and repossessed asset accounts at December 31, 2011.  In addition, a $3.9 million commercial loan that was formerly a troubled debt restructure is now fully performing in compliance with all terms.

Foreclosed real estate and repossessed assets increased to $3.0 million as compared to $2.7 million at September 30, 2011, primarily due to previously mentioned foreclosure and transfer of a $1.7 million commercial and multi-family real estate loan.  This increase was partially offset by the write-down and sale of certain foreclosed real estate and repossessed assets.

As indicated in the prior quarter, the status of a $2.0 million bank owned property was fully resolved during April of the third fiscal quarter and will result in the recognition of $1.1 million in income related to interest and expenses recovered by the Company.  The Company also expects a $1.8 million non-performing loan to be resolved in the quarter ending June 30 with no additional loss incurred.  These items will further reduce the non-performing loans and foreclosed real estate and repossessed asset inventory in the third fiscal quarter.

Loans

Total loans, net of allowance for loan losses, increased $7.3 million, or 2.3%, to $321.7 million at March 31, 2012 as compared to September 30, 2011.  This increase primarily relates to higher residential mortgage loans of $5.7 million and $3.8 million in additional MPS consumer loans, offset by a decline in commercial operating loans of $2.4 million and $1.9 million in Retail Bank consumer loans.

In addition, the allowance for loan losses decreased $0.1 million to $4.8 million, or 1.46% of all loans, at March 31, 2012 compared to $4.9 million, or 1.54% of total loans, at September 30, 2011.  The decrease related, in part, to the partial charge-off of the aforementioned loan.

Investments

During the second quarter, MetaBank executed strategic sales of securities with a book value of $307.9 million from within its mortgage-backed securities portfolio.   The securities sold comprised the entire MetaBank portfolio of GNMA securities which, as a point of reference, constituted approximately 43% of the bank’s MBS portfolio at December 31, 2011.  The sale resulted in the recognition of an $11.4 million gain ($7.2 million after taxes).  The resulting addition to MetaBank’s regulatory capital will help to fund current and expected future growth.  The Company immediately replaced the sold securities with Fannie Mae securities of similar average lives.

Deposits and Other Liabilities

Total average MPS-generated deposits were up $347.5 million or 45%, at March 31, 2012, as compared to September 30, 2011 and up $260.4 million, or 30.2% from March 31, 2011.  This increase resulted almost entirely from growth in existing core prepaid card programs.  Retail Bank average checking balances were up $3.9 million, or 7%, at March 31, 2012, as compared to one year ago.  The Company increased its short term advances and other borrowings by $5.5 million during the six months ended March 31, 2012.

Business Segment Performance

Meta Payment Systems
For the 2012 second quarter, MPS recorded net income of $2.5 million, or 78 cents per diluted share, as compared to net income of $2.2 million, or 70 cents per diluted share, for the same period last year.  MPS 2012 second quarter revenue was relatively flat when comparing fiscal 2011 to fiscal 2012.  The aforementioned income tax-related prepaid card program was reduced in size from the prior year but offset by growth in other prepaid card programs.

The average internal net interest yield MPS received for its deposits was 1.27% in 2011 and 1.10% in the 2012 period.  The decrease was due to a lower interest rate environment.

2012 second quarter non-interest expenses were $3.1 million, or 17%, lower than the prior year’s quarter primarily due to a reduction in card processing expense of $3.2 million related to the tax program.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $7.6 million, or $2.35 per diluted share, for the second quarter of fiscal year 2012, compared to net income of $0.7 million, or 22 cents per diluted share in 2011.

2012 second quarter results were impacted by an increase in gain on sale of securities of $10.8 million and an increase in net interest income of $0.9 million, which were partially offset by tax expense of $4.0 million and a $0.9 million partial write down on a commercial property owned by the Bank.

Other Matters

The securities litigation, initiated in October 2010 and later awarded class status, was tentatively settled during mediation that was conducted in December 2011, as previously reported.  A definitive settlement agreement has now been presented to the court which has given its preliminary approval.  Assuming the court and the class approve the settlement, no additional material costs to the Company are anticipated.

Capital Ratios

At March 31, 2012, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 5.87% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 16.14% which exceeds the requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 15.36% compared to the requirement of 6.0%.  Importantly, MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 6.49%.  The three private placements of common stock, completed on May 9, 2012, will incrementally increase the Tier 1 (core) capital to average adjusted total assets ratio by approximately 85 to 90 basis points.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank” or “MetaBank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission (the “SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems ("MPS), a division of the Bank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving  MPS; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	March 31, 2012	September 30, 2011
Assets
Cash and cash equivalents	$236,074	$276,893
Investments and mortgage-backed securities	968,006	619,248
Loans receivable, net	321,685	314,410
Other assets	71,852	64,930
Total assets	$1,597,617	$1,275,481

Liabilities
Deposits	$1,452,196	$1,141,620
Other borrowings	34,908	29,365
Other liabilities	23,178	23,919
Total liabilities	1,510,282	1,194,904

Stockholders' equity	87,335	80,577
Total liabilities and stockholders' equity	$1,597,617	$1,275,481

Consolidated Statements of Income

	For the 3 Months Ended March 31:		For the 6 Months Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2012	2011	2012	2011

Interest income	$10,299	$9,580	$19,914	$19,200
Interest expense	888	1,163	1,865	2,505
Net interest income	9,411	8,417	18,049	16,695
Provision for loan losses	200	214	899	186

Net interest income after
provision for loan losses	9,211	8,203	17,150	16,509
Non-interest income	26,781	19,470	42,463	34,776
Non-interest expense	20,213	23,251	39,004	44,869

Income before income tax expense	15,779	4,422	20,609	6,416
Income tax expense	5,809	1,675	7,548	2,948

Net income	$9,970	$2,747	$13,061	$3,468

Earnings per common share
Basic	$3.12	$0.88	$4.10	$1.11
Diluted	$3.10	$0.88	$4.09	$1.11

Selected Financial Information

For the Six Months Ended March 31,	2012	2011

Return on average assets	1.97%	0.61%
Return on average equity	32.18%	8.14%
Average shares outstanding for diluted earnings per share	3,195,744	3,112,089

At Period Ended:	March 31, 2012	September 30, 2011

Equity to total assets	5.47%	6.32%
Book value per common share outstanding	$27.27	$25.61
Tangible book value per common share outstanding	$26.71	$24.76
Common shares outstanding	3,202,056	3,146,867
Non-performing assets to total assets	0.59%	1.24%